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                                                  FOR IMMEDIATE RELEASE


Contact, at (781) 402-3410:
         Glenn L. Cooper, M.D.                         William B. Boni
         President and CEO                             VP, Corp. Communications


                 INTERNEURON'S PAGOCLONE SIGNIFICANTLY REDUCES

                    PANIC ATTACKS IN PHASE 2/3 CLINICAL TRIAL

        Drug Achieves Primary Endpoint, Advances in Clinical Development

LEXINGTON, MA, August 17, 1998 -- Interneuron Pharmaceuticals, Inc. (NASDAQ:
IPIC) today announced results of a Phase 2/3 trial showing that treatment with pagoclone, a novel GABA receptor modulator, statistically significantly reduced the frequency of panic attacks among patients suffering from panic disorder. In addition, pagoclone was well-tolerated by these patients, with no evidence of sedation and no apparent withdrawal symptoms in this study, which included a tapering-off period. Based on the results of this trial, Interneuron has identified an optimal dose of pagoclone for Phase 3 clinical testing.

The double-blind, placebo-controlled, parallel group study involved 277 patients at six clinical sites in the U.S. Patients were enrolled in the study following confirmed diagnoses of panic disorder. The number of attacks experienced by each patient during a two-week screening period prior to enrollment represented the baseline for subsequent comparison of panic attack frequency.

Following the screening period, patients were randomized to receive one of three doses of pagoclone orally (.15 milligrams/day, .30 milligrams/day or .60 milligrams/day) or placebo for eight weeks. The primary outcome measurement was the change from baseline in the number of panic attacks seen at the eight week time point.



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This primary analysis, conducted on a last observation carried forward (LOCF)
basis, showed that patients in the .15 milligrams/day group experienced a 42 percent reduction in the number of panic attacks relative to patients on placebo (p=0.141), that patients in the .30 milligrams/day group experienced a 73 percent reduction relative to patients on placebo (p=0.021), and that patients in the .60 milligrams/day group experienced a 52 percent reduction (p=0.098) relative to patients on placebo.

Pagoclone was extremely well tolerated with a low incidence of side effects in all dosage groups and no clinically significant differences from placebo. Sedation, a major liability of benzodiazepine drugs, was evaluated by use of the Stanford Sleepiness Scale. There were no differences observed between pagoclone and placebo using this scale. In addition, there were no evident withdrawal effects seen at the end of the study as determined by the Rickels Withdrawal Scale. Of note, other common side effects seen with existing classes of anti-anxiety drugs were not significantly different between pagoclone patients and patients receiving placebo in this trial. These traditional side effects include sedation, lack of mental acuity, withdrawal and rebound anxiety related to the benzodiazepine class of drugs, and agitation, insomnia and sexual dysfunction related to serotonin reuptake inhibitors.

Full results of this trial will be submitted for presentation at an upcoming meeting of the American College of Neuro-Psychopharmacology (ACNP).

"We are pleased that this trial successfully achieved its objectives," said Glenn L. Cooper, M.D., president and chief executive officer of Interneuron. "The study demonstrated that pagoclone statistically significantly reduced panic attacks, and it provides dose-response data identifying an optimal dose that allows us to proceed with the remainder of Phase 3 clinical testing. It is notable that the .30 milligrams/day dose was the minimally effective dose and that the higher dose did not confer additional benefit. Furthermore, the study demonstrated an excellent safety profile for pagoclone that differentiates this novel agent from older benzodiazepines and newer serotonin reuptake inhibitors."

The results of this study support findings from the Company's previous Phase 2 double-blind placebo-controlled cross-over clinical trial, conducted in the U.K. These findings showed that the .30 milligrams/day dose produced a statistically significant reduction in the total number of panic attacks among 16 patients over a





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two week treatment period and a reduction in the average number of panic attacks per day compared to the pre-treatment period. No significant change in the total number of panic attacks was observed during placebo treatment in this earlier trial, and the drug was well tolerated with no evidence of sedation or withdrawal effects.

Panic disorder is a severe anxiety condition characterized by panic attacks, acute episodes of anxiety comprised of distressing symptoms, such as difficulty breathing, sweating, heart palpitations, feeling dizzy or faint, and fear of losing control. There are approximately 2.5 million patients in the U.S. with panic disorder and over 20 million patients with anxiety disorders.

Anxiety disorders, including panic disorder, are believed to be associated with excessive neuronal activity resulting from a decrease in the function of the major inhibitory neurotransmitter called GABA (gamma amino butyric acid). Pagoclone, a member of the cyclopyrrolone class of compounds that is believed to modulate GABA neurotransmission, may normalize the action of GABA in the brain, thereby reducing the excessive neuronal activity associated with anxiety and panic attacks. A particular benefit of such a GABA modulator is a reduction in the propensity for unwanted side effects, such as sedation and withdrawal.

Interneuron licensed worldwide rights to pagoclone from Rhone-Poulenc Rorer
(RPR) in 1994 in exchange for licensing, milestone and royalty payments to RPR.

Interneuron Pharmaceuticals is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders. Interneuron is also developing products and technologies, generally outside the central nervous system field, through three subsidiaries: Intercardia, Inc. focused on cardiovascular disease and carbohydrate-based drug discovery; Progenitor, Inc. focused on developmental genomics; and InterNutria, Inc. focused on dietary supplement products.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties as detailed from time to time in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, including in particular, risks relating to the withdrawal of Redux and Redux-related litigation, uncertainties relating to regulatory approvals and clinical trials; product liability; the need for additional funds; the early stage of products under development; risks relating to product launches and managing growth; government regulation, patent risks, dependence on third parties and competition.



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